Exhibit 10.1

June 16, 2004

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75207

Dear Mr. Antioco:

In consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged by Viacom Inc. (“Viacom”), Viacom hereby agrees to pay you stay bonus compensation in the amount of $7.5 million if, by June 30, 2005, Viacom does not distribute “control” (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended) of Blockbuster Inc. (“Blockbuster”) to holders of Viacom’s Class B shares (the “split-off”) and either (x) you remain employed by Blockbuster on that date or (y) your employment has been terminated prior to such date by Blockbuster without “cause” or by you for good reason (as such terms are defined in your then effective employment agreement). You will also be entitled to receive this payment if a third party or group acting in concert that, in each case, is unaffiliated with Viacom acquires a controlling interest in Blockbuster before June 30, 2005 (a “control transaction”). Any payment required under this Side Letter will be paid in a single cash lump sum promptly after, and in any event within five (5) business days of, the event giving rise to the payment hereunder; provided, that if (i) a control transaction has not occurred, (ii) you did not become eligible for the payment hereunder because your employment was terminated by Blockbuster without cause (as defined above) or by you for good reason (as defined above) on or before June 30, 2005 and (iii) you voluntarily terminate your employment after June 30, 2005 and prior to December 31, 2005 other than (x) for good reason or (y) due to your death or disability, you shall repay such amount to Viacom (net of any income and payroll taxes withheld by Viacom on such payment, it being understood by both parties that you will not receive credit for any such withheld taxes) with interest determined at the prime rate within five (5) business days of such termination but not later than December 31, 2005.

You agree to exert your good faith efforts to assist Viacom in causing the “split-off” to occur by June 30, 2005 to the extent such efforts are consistent with your fiduciary duties and employment obligations to Blockbuster. Viacom represents that this Side Letter is validly authorized and approved and constitutes a binding obligation of Viacom as of the date hereof.

Very truly yours,

VIACOM INC.

Agreed to this 16th day

of June, 2004 by:

By:	/s/ William A. Roskin
Name: William A. Roskin Title: Senior Vice President, Human Resources and Administration

/s/ John F. Antioco
John F. Antioco